SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 8, 2007

UFP Technologies, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12648	04-2314970
(Commission File Number)	(I.R.S. Employer Identification No.)

172 East Main Street, Georgetown, MA	01833-2107
(Address of Principal Executive Offices)	(Zip Code)

(978) 352-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 8, 2007, UFP Technologies, Inc. (the “Company”) entered into a new employment agreement (the “Agreement”) with Mr. R. Jeffrey Bailly, the Company’s President and Chief Executive Officer and the Chairman of the Company’s Board of Directors.  The Agreement supersedes Mr. Bailly’s prior employment agreement with the Company, dated April 3, 2000, and is terminable by either party at any time, as provided below.

The Agreement provides that Mr. Bailly will receive a minimum annual salary of $300,000 and consideration for discretionary bonuses. Pursuant to the Agreement, Mr. Bailly will receive an annual stock grant award (the “Annual Stock Grant Award”) on or about January 1 of each year entitling him to receive on or before December 31 (the “Issue Date”) of each year an aggregate of 25,000 shares of the Company’s common stock, provided that Mr. Bailly remains employed with the Company through the Issue Date of each such year.  The Annual Stock Grant Awards are to be made under the Company’s 2003 Equity Incentive Plan.  Mr. Bailly’s agreement prohibits him from competing with the Company for a period of eighteen months following the termination of his employment for any reason. The employment agreement provides Mr. Bailly with certain other benefits, including the opportunity to participate in the Company’s stock option plans, insurance plans and other employment benefits as may be generally available to senior executives of the Company, as well as for the direct payment or reimbursement of tax preparation fees, certain dues and fees relating to club memberships and other fringe benefits.

Under the terms of the Agreement, if (i) Mr. Bailly’s employment with the Company is terminated by the Company without cause, (ii) if Mr. Bailly terminates his employment with the Company for good reason (including a reduction in his base salary, the amount of the Annual Stock Grant Award or certain other benefits, removal from his position as president or chief executive officer, required relocation outside the greater Boston, Massachusetts area or a material reduction in his overall level of responsibility), or (iii) Mr. Bailly voluntarily terminates his employment within six months of a change of control of the Company, then the Company is required to pay Mr. Bailly a lump sum amount equal to three times his average annual compensation for the two years preceding. However, these termination payments shall be limited to an amount that would not result in the imposition of an excise tax or denial of a tax deduction for the Company under the tax code’s golden parachute rules. If Mr. Bailly’s employment with the Company is terminated by the Company without cause, or if Mr. Bailly terminates his employment with the Company for good reason, or upon a change of control of the Company, then (i) any shares in the Annual Stock Grant Award not issued to Mr. Bailly to which he would otherwise be entitled as of the next Issue Date following such change of control or such termination will be immediately issued to him and (ii) any of Mr. Bailly’s other earned but unvested Stock Rights, as defined in the Agreement, will immediately vest in full.  If Mr. Bailly’s employment with the Company is terminated by the Company without cause, or if Mr. Bailly terminates his employment with the Company for good reason, the Company will continue to pay Mr. Bailly’s health insurance for up to thirty-six months.

The above description of the Agreement is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.28 and is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.28	Employment Agreement with R. Jeffrey Bailly dated October 8, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2007	UFP TECHNOLOGIES, INC.

	By:	/s/ Ronald J. Lataille
Ronald J. Lataille, Chief Financial Officer and Vice President

EXHIBIT INDEX

Exhibit Number	Description
10.28	Employment Agreement with R. Jeffrey Bailly dated October 8, 2007